Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Provides Business Update for the First Quarter of 2009

Eliminates over $3 million of annualized expenses during the first quarter and anticipates return to positive cash flow in second quarter of 2009

HIGHTSTOWN, NJ, and PALM BEACH, FL—May 14, 2009—QSGI Inc. (OTCBB: QSGI), the most comprehensive provider of information technology services to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today provided a business update  and reported financial results for the three months ended March 31, 2009.

Marc Sherman, Chairman and Chief Executive Officer of QSGI, commented, “The first quarter of 2009 marked a period of dramatic transformation for QSGI.  Foremost, on an annualized basis, we eliminated over $3 million of expenses during the first quarter alone.  These latest expense reductions should result in a return to positive cash flow beginning in the second quarter of 2009.  As previously disclosed, sales within our Data Security & Compliance division were impacted by very tight capital availability due to customer concentration issues that were of concern to our lender.  In turn, this affected our ability to purchase and remarket product from our suppliers.  However, we have since worked to address these issues with our lender, resulting in a present increase in borrowing capacity, which should positively impact sales for the second quarter of 2009.  At the same time, we have reorganized our sales teams to capitalize upon opportunities presented by the current market environment as companies seek more affordable refurbished IT equipment and solutions.”

“Heading into the second quarter, we have already seen positive changes in our Data Security & Compliance segment.  As a newly authorized Microsoft® Authorized Refurbisher (MAR) of computer equipment, we are strengthening our relationship with one of the leading on-line retailers of refurbished computer equipment.  This relationship alone has the ability to remarket greater quantities of equipment than we can currently supply.  We have also added two additional equipment remarketers during the quarter.  With improved access to capital, we will be able to purchase and resell more equipment, which should result in an increase in our wholesale remarketing revenues going forward.  We have also continued to add new end-user Data Security & Compliance customers, including, but not limited to, a national healthcare payment provider, an international tobacco products company, and a billion dollar insurance brokerage firm, while expanding services for other customers including a national payroll processor.”

“Turning to our Data Center Maintenance division, we felt the continued impact of budgetary constraints among some of our existing customers and increased pricing pressure.  In response to these challenges, we restructured the division and have begun to experience a positive impact resulting from these changes heading into the second quarter.  First, we combined our Data Center Maintenance and Data Center Hardware divisions into a single segment, which allows us to offer customers a more integrated solution at favorable price points.  Second, we appointed Hank Laws to the position of Executive Vice President, Business Development to oversee a reorganization of the sales force.  Third, we continue to work closely with a major hardware OEM and have accelerated efforts to serve as a broker of computer equipment and parts.  Through this relationship, we purchase and simultaneously sell enterprise class hardware, rather than holding parts in inventory. As a result of these and other initiatives, we added a number of high profile customers, including a Fortune 100 diversified technology company, two regional universities, and a leading supplier of electronic components.”

“We continue to better integrate our newly acquired Network Infrastructure Design & Support segment, formerly CCSI, which we acquired in July 2008.  We are now able to provide our existing clients a broader offering, and are working aggressively to cross-sell these services across the organization.  We are also taking additional steps to reduce redundant expenses resulting from the CCSI acquisition.  We believe these additional expense reduction will have a measurable impact within the segment beginning in the second quarter of 2009.”

“With our additional cost reductions in place and a return to growth heading into the second quarter of 2009, our free cash flow has begun to improve and we remain optimistic that we can resume positive EBITDA for the balance of 2009.  Specifically, our EBITDA loss for April was just $130,000 on approximately $2.4 million of revenue, far less than any month in the first quarter of 2009.  As we track May, we are pacing at approximately $3.0 million of revenue, which would once again bring us back to positive EBITDA.   At the same time, we look forward to the contributions of Eric Nelson, our new Chief Financial Officer, who has a proven track record at improving operational efficiencies, recapitalizing and restructuring companies to enhance growth, as well as evaluating and integrating acquisitions. We appreciate the support from our lender and the ongoing support of our clients as we have worked through these challenging times.”

Total revenue for the first quarter of 2009 was $7.2 million, as compared with $8.2 million for the same period in 2008.  Revenue in the Data Security & Compliance segment decreased to $3.1 million from $5.6 million, as a result of a decline in wholesale remarketing revenues due to tight availability of capital to purchase product from the company’s suppliers.  At the beginning of the first quarter of 2009, the company combined its Data Center Maintenance and Data Center Hardware segments (“Data Center Maintenance segment”).  Revenue in the Data Center Maintenance segment decreased to $1.7 million from $2.6 million, as a result of a decrease in hardware sales and maintenance services. Revenue in the Network Infrastructure Design & Support segment was $2.6 million, reflecting the acquisition of CCSI in July 2008.  Gross profit for the quarter ended March 31, 2009 was $1.3 million, compared to gross profit of $1.6 million for the quarter ended March 31, 2008.  Selling, general and administrative expenses for the quarter ended March 31, 2009 were $2.8 million compared to $2.3 million for the quarter ended March 31, 2008.  The increase in selling, general and administrative expenses reflects new expenses associated with the Network Infrastructure Design and Support segment, acquired during the third quarter of 2008, partially offset by additional expense reductions.  Net loss available to common stockholders for the first quarter of 2009 was $2.7 million, or $0.07 per share, compared to a net loss of $960,000, or $0.03 per share, for the same period in 2008.  The company plans to host a mid-year business update conference call in the near future to discuss results of operations and provide a more detailed discussion of the ongoing restructuring initiatives.

About QSGI

QSGI provides a full suite of information technology services to help corporations and governmental agencies better reduce data center maintenance expenses, manage hardware assets, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from mainframes, midrange servers and PC, to network infrastructure and enterprise storage hardware, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.  For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling.  Additionally, through its acquisition of Contemporary Computer Services, Inc. (CCSI), an enterprise class IT services provider with an extensive list of corporate, educational, and government customers, QSGI also performs network design, implementation, and monthly maintenance services on corporations’ networking infrastructure as well as 24/7 IT monitoring and diagnostics through its North American Network Operating Center (NOC).

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$440,183	$274,150
Accounts receivable, net of reserve of $619,683 and $1,026,824 in 2009 and 2008, respectively	3,779,730	4,689,376
Inventories, net of allowance	4,807,404	5,144,010
Prepaid expenses and other assets	122,497	242,659
Total Current Assets	9,149,813	10,350,195
Property and Equipment, Net	642,897	727,454
Goodwill	7,934,627	7,934,627
Intangibles, Net	5,897,041	6,017,968
Other Assets	346,888	285,198

	$23,971,267	$25,315,442

Liabilities And Stockholders’ Equity
Current Liabilities
Revolving line of credit	$5,753,013	$5,351,130
Accounts payable	4,646,547	4,128,170
Accrued expenses	1,332,921	1,048,652
Accrued payroll	194,010	164,311
Deferred revenue	431,520	385,805
Other current liabilities	299,462	288,360
Total Current Liabilities	12,657,473	11,366,428

Long-Term Deferred Revenue	19,000	19,000
Notes Payable – Principal Stockholder	10,000,000	10,000,000
Deferred Income Taxes	27,300	27,300
Total Liabilities	22,703,773	21,412,728

Redeemable Convertible Preferred Stock	4,262,899	4,257,910

Stockholders’ Deficit
Preferred shares: Authorized 5,000,000 shares in 2009
and 2008, $0.01 par value, none issued	–	–
Common shares: authorized 95,000,000 shares in 2009 and 2008, $0.01 par value; 48,797,716 shares issued and outstanding in 2009, of which 10,000,000 shares were contingent acquisition shares held in escrow; and 48,547,716 shares issued and outstanding in 2008	387,977	385,477
Additional paid-in capital	16,674,875	16,723,724
Retained earnings (deficit)	(20,058,257)	(17,464,397)
Total Stockholders’ Equity	(2,995,405)	(355,196)
	$23,971,267	$25,315,442

CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three Months Ended March 31, 2009 and 2008
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Product Revenue	$3,654,961	$6,272,283
Service Revenue	3,540,744	1,933,293
Total Revenue	7,195,705	8,205,576

Cost Of Products Sold	3,976,838	5,963,828
Cost Of Services Sold	1,956,335	670,074
Total Cost Of Sales	5,933,173	6,633,902

Gross Profit	1,262,532	1,571,674

Selling, General And Administrative Expenses	2,757,624	2,272,068

Depreciation And Amortization	216,886	107,387

Interest Expense, net	880,344	56,649

Loss Before Provision (Benefit) For Income Taxes	(2,592,322)	(864,430)

Provision (Benefit) For Income Taxes	1,538	26,256

Net Loss	(2,593,860)	(890,686)

Preferred Stock Dividends	(63,617)	(64,324)

Accretion To Redemption Value of Preferred Stock	(4,989)	(4,699)

Net Loss Available to Common Stockholders	$(2,662,466)	$(959,709)

Net Loss Per Common Share – Basic	$(0.07)	$(0.03)
Net Loss Per Common Share – Diluted	$(0.07)	$(0.03)

Weighted Average Number of Common Shares Outstanding –Basic	38,644,938	31,172,716
Weighted Average Number of Common Shares Outstanding –Diluted	38,644,938	31,172,716

CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Three Months Ended March 31, 2009 and 2008
(Unaudited)

	2009	2008

Cash Flows From Operating Activities
Net Loss	$(2,593,860)	$(890,686)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on disposition of equipment	(11,000)	–
Depreciation and amortization	216,886	107,387
Stock option compensation expense	7,256	2,719
Inventory allowance	55,000	110,000
Amortization of Original Issue Discount	301,754	–
Provision for doubtful accounts	(455,788)	90,512
Changes in assets and liabilities:
Accounts receivable	1,365,435	244,750
Inventories	281,606	436,443
Prepaid expenses and other assets	78,287	(104,444)
Accounts payable and accrued expenses	889,163	561,804
Net Cash Provided by Operating Activities	134,739	558,485

Cash Used In Investing Activities
Purchases of property and equipment	(5,604)	(26,279)
Proceeds from sale of equipment	11,000	–
Net Cash Provided By (Used In) Investing Activities	5,396	(26,279)

Cash Flows From Financing Activities
Payment for financing costs	(25,614)	–
Net amounts borrowed (paid) under revolving lines of credit	115,129	(178,764)
Preferred stock dividends	(63,617)	(64,324)
Net Cash Provided By (Used In) Financing Activities	25,898	(243,088)

Net Increase In Cash And Cash Equivalents	166,033	289,118

Cash And Cash Equivalents – Beginning Of Period	274,150	127,723
Cash And Cash Equivalents – End of Period	$440,183	$416,841